Exhibit 1

             JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(k)

     In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, each of the undersigned Reporting Persons hereby agrees to the joint filing, on behalf of each of them, of a statement on Schedule 13D (including amendments thereto) with respect to shares of Common Stock, $0.65 (40 pence) par value per share, of Senetek PLC, and that this Agreement be included as an Exhibit to such joint filing. The undersigned acknowledge and agree that all subsequent amendments to Schedule 13D may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained in Schedule 13D and any amendments thereto, but shall not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that it knows or has reason to believe that such information is inaccurate. This Agreement may be executed in counterparts, all of which taken together shall constitute one and the same instrument.


     IN WITNESS WHEREOF, each of the undersigned hereby executes this Agreement as of March 29, 2011.

                                   /s/ William L. Campbell
                                   William L. Campbell, an Individual


                                   /s/ Travis W. Campbell
                                   Travis W. Campbell, an Individual


                                   Chester Mining Company

                                   By /s/ Travis W. Campbell
                                      Travis W. Campbell, President


                                   Brush Prairie Minerals, Inc.

                                   By /s/ William L. Campbell
                                      William L. Campbell, President